CarrAmerica Realty Corporation

For the quarter ended June 30, 2005

Supplemental Quarterly Call Reconciliations

Exhibit 99.3

Projected Funds Available for Distribution Coverage 2005 - Q3 Forecast
(In millions, except ratios)	Forecast 2005
Net income	$111 -117
Adjustments: Minority interest	7
FFO allocable to the minority Unitholders	(14)
Depreciation and amortization - REIT properties	132
Depreciation and amortization - Equity properties	18
Amortization of tenant improvement allowances	1
Minority interests' (non Unitholders) share of depreciation, amortization and net income	(1)
(Gain) loss on sale of properties	(93)

FFO as defined by NAREIT	$161 -167

Less: Preferred dividends, dividends on unvested restricted stock	(16)

FFO attributable to common shareholders	$145 -151

FFO allocable to the minority Unitholders	14

Diluted FFO available to common shareholders(1)	$159 -165

Less: Lease commissions/Tenant improvements and allowances	(69 - 80)
Building capital additions	(8 - 10)
Impairment losses / Prepayment penalties	5 - 6
Above/below market leases	7 - 9
Straight line rent	(10 - 13)

Funds available for distribution to common shareholders(2)(3)	$68 - 93

Dividends and distributions	$120 -123

Funds Available for Distribution Coverage	.6x - .8x

Adjusted funds available for distribution to common shareholders excluding approximately $16 million for new lease in Washington, D.C.	$84 - 109

Adjusted Funds Available for Distribution Coverage	.7x - .9x

(1)	Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.

(2)	Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.

(3)	Amounts in 2005 include the impact of Dickstein Shapiro lease in Washington, D.C. which represents an approximate $16 million reduction of Funds Available for Distribution to common shareholders.

Debt Plus Preferred Stock to Market Capitalization Percentage Calculation

(In thousands, except ratio)
Market value of common equity	$2,203,073
Preferred equity	201,250
Total Debt (less discount/swap)	1,793,230

Total Market Capitalization	$4,197,553

Preferred equity	$201,250
Total Debt (less discount/swap)	1,793,230

Debt plus Preferred Stock	$1,994,480

Debt plus Preferred to Market Capitalization	47.5%